Filed Pursuant to Rule 424(b)(3)

Registration No. 333-260299

Prospectus Supplement No. 9

(to prospectus dated November 1, 2021)

UP TO 8,526,546 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF WARRANTS

UP TO 12,668,314 SHARES OF COMMON STOCK

UP TO 3,500,000 PRIVATE PLACEMENT WARRANTS

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This prospectus supplement (this “Prospectus Supplement”) is being filed to update and supplement the information contained in the prospectus dated November 1, 2021 (as may be supplemented or amended from time to time, the “Prospectus”), with the information contained in our Current Report on Form 8-K, which we filed with the SEC on June 3, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this Prospectus Supplement.

The Prospectus and this Prospectus Supplement relate to the issuance by us of up to an aggregate of 8,526,546 shares of our common stock, par value $0.0001 per share (“Common Stock”), which consists of:

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up to 4,311,322 shares of Common Stock that are issuable upon the exercise of 8,622,644 warrants originally issued in the initial public offering of Chardan Healthcare Acquisition 2 Corp. (“Chardan”) to the holders thereof (the “Public Warrants”);

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up to 3,500,000 shares of Common Stock that are issuable upon the exercise of 3,500,000 warrants originally issued in a private placement concurrently with the initial public offering of Chardan (the “Private Placement Warrants”); and

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up to 715,224 shares of Common Stock that are issuable upon the exercise of a pre-funded warrant originally issued in the PIPE Investment (as defined below) (the “Pre-Funded Warrant”, and together with the Public Warrants and the Private Placement Warrants, the “Warrants”).

In addition, the Prospectus and this Prospectus Supplement relate to the resale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”), or their permitted transferees, of up to 12,668,314 shares of Common Stock and 3,500,000 Private Placement Warrants, which consists of:

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up to 2,284,776 shares of Common Stock (the “PIPE Shares”) issued in a private placement pursuant to subscription agreements entered into between us and the subscribers on March 22, 2021 (the “PIPE Investment”);

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up to 6,305,061 shares of Common Stock (the “Old Renovacor Stockholder Shares”) issued to certain former stockholders of Old Renovacor (defined below) (the “Old Renovacor Stockholders”) in connection with the Merger (as defined below);

•	up to 1,655,661 shares of Common Stock (the “Sponsor Shares”) originally issued in a private placement to Chardan Investments 2, LLC (the “Sponsor”) and certain of its directors and employees;

•	up to 1,922,816 shares of Common Stock (the “Earnout Shares”) that may be issued pursuant to the earnout provisions of the Merger Agreement (as defined herein);

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up to 500,000 shares of restricted Common Stock held in escrow and subject to forfeiture pursuant to certain conditions more fully described in the Sponsor Support Agreement (as defined herein) (the “Sponsor Earnout Shares”); and

•	up to 3,500,000 Private Placement Warrants.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

We are a “smaller reporting company” and “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced reporting requirements.

Our Common Stock is currently listed on the NYSE American LLC (the “NYSE”) under the symbol “RCOR”, and our Public Warrants are currently listed on NYSE under the symbol “RCOR.WS”. On June 2, 2022, the closing price of our Common Stock was $1.91 and the closing price for our Public Warrants was $0.15.

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See the section “Risk Factors” beginning on page 10 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 3, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2022

Renovacor, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39271	83-3169838
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Broadway, Suite 310
Cambridge, Massachusetts		02139
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (610) 424-2650

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RCOR	NYSE American LLC
Warrants to purchase one share of common stock at an exercise price of $11.50	RCOR.WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Financial Officer

On May 30, 2022, Fred Driscoll, the Chief Financial Officer and Corporate Secretary of Renovacor, Inc. (the “Company”), notified the Company of his decision to resign effective as of June 17, 2022 (the “Effective Date”). Mr. Driscoll resigned for personal reasons and not as a result of any disagreement with the Company or its independent registered public accountants on any matter relating to the Company’s financial or accounting operations, policies or practices.

Appointment of Chief Financial Officer and Principal Financial Officer

On June 2, 2022, the Board of Directors (the “Board”) of the Company appointed Wendy DiCicco, the Company’s former Interim Chief Financial Officer, as Chief Financial Officer, effective as of the Effective Date. Ms. DiCicco will assume the duties of the principal financial officer of the Company as of the Effective Date.

Ms. DiCicco served as the Company’s Interim Chief Financial Officer from September 2019 to March 2022, after which she continued to serve in a consulting capacity. In addition, since November 2018 she has served as an executive board advisory consultant for Board Advantage, LLC, a provider of advisory services to senior executive teams and boards of directors. Prior to this time, she was the Chief Operating and Financial Officer of Centinel Spine from August 2017 to October 2018, a privately held company focused on spinal reconstruction. She previously served as President and Chief Operating Officer of Camber Spine Technologies, a privately held developer and distributor of spinal implants, from November 2014 to July 2017, and has held Chief Financial Officer roles at Nuron Biotech, Quench USA, Globus Medical and Kensey Nash Corporation. Ms. DiCicco has served on the boards of directors of SWK Holdings (NASDAQ: SWKH) since February 2022, Sincerus Pharmaceuticals since July 2021, Imvax, Inc. since July 2020, ExpressCells since March 2020 and EyePoint Pharmaceuticals since July 2019 (NASDAQ: EYPT). She previously served on the boards of directors of II-VI, Inc. (NASDAQ: II-VI) from 2006 until August 2017 as well as the boards of CannaPharma Rx (OTC: CPMD) and Syncardia Systems. Ms. DiCicco received a B.S. in accounting from Philadelphia College of Textiles and Science and is a licensed CPA.

There are no arrangements or understandings between Ms. DiCicco and any other persons pursuant to which Ms. DiCicco was appointed as Chief Financial Officer of the Company. In addition, there are no family relationships between Ms. DiCicco and any director or executive officer of the Company, and there are no transactions involving Ms. DiCicco requiring disclosure under Item 404(a) of Regulation S-K.

The terms of Ms. DiCicco’s compensation in connection with her appointment as Chief Financial Officer are still being finalized and are therefore not yet available for disclosure hereunder. The Company will disclose any required compensation terms in a subsequent filing to be made by the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), when such terms are finalized.

Appointment of Chief Accounting Officer and Principal Accounting Officer

On June 2, 2022, the Board appointed Joseph Carroll, the Company’s current Vice President, Finance, as Chief Accounting Officer and Corporate Secretary, effective as of the Effective Date. Mr. Carroll will assume the duties of the principal accounting officer of the Company as of the Effective Date.

Mr. Carroll has served as the Company’s Vice President, Finance since June 2021. Prior to joining the Company, he served in a variety of roles at Idera Pharmaceuticals (NASDAQ: IDRA), including as Associate Director, Finance, and Manager of Financial Compliance and Reporting, from June 2017 to June 2021. He previously served in a financial reporting role at Fibrocell Science, a cell and gene therapy company, from August 2015 to June 2017 where he assisted the company with its public financial reporting obligations. Prior to this time, Mr. Carroll served as Manager at RSM US LLP (formerly known as McGladrey LLP) from January 2008 to August 2015 where he provided assurance-related services and managed financial and operational engagements. Mr. Carroll obtained his B.S. in accounting and business management from West Chester University of Pennsylvania and is a licensed CPA.

There are no arrangements or understandings between Mr. Carroll and any other persons pursuant to which Mr. Carroll was appointed as Chief Accounting Officer and Corporate Secretary of the Company. In addition, there are no family relationships between Mr. Carroll and any director or executive officer of the Company, and there are no transactions involving Mr. Carroll requiring disclosure under Item 404(a) of Regulation S-K.

The terms of Mr. Carroll’s compensation in connection with his appointment as Chief Accounting Officer and Corporate Secretary are still being finalized and are therefore not yet available for disclosure hereunder. The Company will disclose any required compensation terms in a subsequent filing to be made by the Company under the Exchange Act when such terms are finalized.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RENOVACOR, INC.

Date:	June 3, 2022	By:	/s/ Magdalene Cook, M.D.
Magdalene Cook, M.D.
President, Chief Executive Officer and Director